EXHIBIT 10.1

AMENDED AND RESTATED SEVERANCE AGREEMENT

THIS AMENDED AND RESTATED SEVERANCE AGREEMENT (“Agreement”) is effective as of December ___, 2016 and is made by and between United Natural Foods, Inc., a Delaware corporation (the "Company"), and _____________ ("Employee"). This Agreement amends and restates in its entirety that certain Severance Agreement by and between the Company and the Employee dated as of _________, ____ (the “Original Agreement”). From and after the date hereof, the Original Agreement shall be terminated.  For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, including without limitation the Employee’s willingness to continue his employment with the Company and the other obligations of the parties hereunder, the parties hereby agree as follows:

1. Defined Terms. The following terms shall have the following definitions:

(a)     the term “Affiliate” shall mean any corporation which is a subsidiary of the Company within the definition of “subsidiary corporation” under Section 424(f) of the Internal Revenue Code of 1986, as amended.

(b)    the term "Cause" shall mean the termination of the Employee’s employment with the Company or any Affiliate due to (i) conviction of Employee of a felony or crime of moral turpitude under applicable law, (ii) unauthorized acts intended to result in Employee's personal enrichment at the material expense of the Company or its reputation, or (iii) any violation of Employee's duties or responsibilities to the Company which constitutes willful misconduct or dereliction of duty, or material breach of Sections 5(a) and (b) of this Agreement; provided however, that in the case of circumstances described in this definition, the nature of the circumstances shall be set forth with reasonable particularity in a written notice to the Employee approved by a majority of the membership of the Board of Directors of the Company, and the Employee shall have twenty (20) business days following delivery of such written notice to cure such alleged breach, provided that such breach is, in the reasonable discretion of the Board of Directors of the Company, susceptible to a cure and provided further that delivery of such written notice shall have been approved by a majority of the members of the Board of Directors of the Company.

(c)     the term “Disability” shall have the meaning set forth in the long term disability provisions of the then current Company-sponsored long term disability plan applicable to the Employee (the “Benefit Plan”), and no Disability shall be deemed to occur under the Benefit Plan until the Employee meets all applicable requirements to receive benefits under the long term disability provisions of such Benefit Plan; provided, however, in the event that the Benefit Plan does not provide long term disability insurance benefits then the Employee’s employment hereunder cannot be terminated for Disability and any termination of the Employee during such a period shall constitute a termination by the Company without Cause.

 (d)    the term “Good Reason” shall mean, without the Employee’s express written consent, the occurrence of any one or more of the following: (i) the assignment of Employee to duties materially adversely inconsistent with the Employee’s duties as of the date hereof, and failure to rescind such assignment within thirty (30) days of receipt of notice from the Employee; (ii) a material reduction in the Employee’s title, executive authority or reporting status, (iii) the Company’s requirement that the Employee relocate more than fifty miles from Employee’s then current place of employment; (iv) a reduction by the Company in the Employee’s base salary, or the failure of the Company to pay or cause to be paid any compensation or benefits hereunder when due or under the terms of any plan established by the Company, and failure to restore such base salary or make such payments within five (5) days of receipt of notice from the Employee; (v) failure to include the Employee in any new employee benefit plans proposed by the Company or a material reduction in the Employee’s level of participation in any benefit plans of the Company; provided that a Company-wide reduction or elimination of such plans shall not give rise to a “Good Reason” termination or (vi) the failure of the Company to obtain a satisfactory agreement from any successor to the Company with respect to the ownership of substantially all the stock or assets of the Company to assume and agree to perform this Agreement; provided that, in each case, (A) within sixty (60) days of the initial occurrence of the specified event the Employee has given the Company written notice giving the Company at least thirty (30) days to cure the Good Reason, (B) the Company has not cured the Good Reason within the (30) thirty day period and (C) the Employee resigns within ninety (90) days from the initial occurrence of the event giving rise to the Good Reason.

2.     Severance Benefit. If the Employee’s employment is terminated by the Company without Cause or the Employee resigns for Good Reason, then, subject to any limitation imposed under applicable law, and in addition to the payment of any unpaid base salary and accrued and unpaid vacation as of the date of such termination or resignation, the Company shall continue Employee's base salary in effect as of the date of such termination or resignation for a period of one (1) year, subject to applicable withholding and deductions. If the Employee’s employment is terminated by the Company without Cause or the Employee resigns for Good Reason, the Company shall also pay the Employee, within sixty (60) days of such resignation or termination, a lump sum amount equal to $35,000 (the “COBRA Amount”) that the Employee may use to procure group health plan coverage for himself and his eligible dependents or otherwise. If the Employee desires to elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), it shall be the sole responsibility of the Employee (and/or other family members who are qualified beneficiaries, as described in the COBRA election notice, and who desire COBRA continuation coverage) to timely elect COBRA continuation coverage and timely make all applicable premium payments therefore. The Employee acknowledges that the COBRA Amount is taxable to the Employee and that the payment of the COBRA Amount shall only be made to the extent that the payment of the COBRA Amount would not result in any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable) (collectively, such laws, the “PPACA”). Should the Company be unable to pay the COBRA Amount without triggering an excise tax under the PPACA, the Company and the Employee shall use reasonable efforts to provide a benefit to the Employee which represents the economic equivalent of the COBRA Amount and which does not result in an excise tax on the Company under the PPACA, which benefit shall be paid in a lump sum.

3.     No Other Obligations. In the event of termination for Cause, death or Disability, or resignation for other than Good Reason, the Company shall be under no obligation to make any payments to Employee under this Agreement other than to provide payment of any unpaid base salary and accrued and unpaid vacation as of the date of such termination or resignation; provided, however, that with respect to a termination for Cause, the Company may withhold any compensation due to Employee as a partial offset against any damages suffered by the Company as a result of Employee's actions.

4.     Other Benefits. The availability, if any, of any other benefits shall be governed by the terms and conditions of the plans and/or agreements under which such benefits are granted.  The benefits granted under this Agreement are in addition to, and not in limitation of, any other benefits granted to Employee under any policy, plan and/or agreement.

5.     Restrictive Covenants. Employee covenants with the Company as follows (as used in this Section 5, "Company" shall include the Company and its subsidiaries and Affiliates):

(a)     Employee shall not disclose or reveal to any unauthorized person or knowingly use for Employee’s own benefit, any trade secret or other confidential information relating to the Company, or to any of the businesses operated by it, including, without limitation, any customer lists, customer needs, price and performance information, processes, specifications, hardware, software, devices, supply sources and characteristics, business opportunities, potential business interests, marketing, promotional pricing and financing techniques, or other information relating to the business of the Company, and Employee confirms that such information constitutes the exclusive property of the Company.  Such restrictions shall not apply to information which is generally (i) available in the industry or (ii) disclosed through no fault of Employee or (iii) required to be disclosed pursuant to applicable law or regulation or the order of a governmental or regulatory body (provided that the Company is given reasonable notice of any such required disclosure).  Employee agrees that Employee will return to the Company upon request, but in any event upon termination of employment, any physical embodiment of any confidential information and/or any summaries containing any confidential information, in whole in part, in any media. For the avoidance of doubt, nothing in this Agreement is intended to impair the Employee’s rights to make disclosures under any applicable Federal whistleblower law.

(b)     During the term of employment, and for a period of one year following termination of such employment for any reason or payment of any compensation, whichever occurs last, Employee shall not engage, directly or indirectly (which includes, without limitation, owning, managing, operating, controlling, being employed by, giving financial assistance to, participating in or being connected in any material way with any person or entity), anywhere in the United States in any activities with KeHe Distributors, LLC (or any subsidiary or Affiliated entity thereof), any other company which is a direct competitor of the Company and any other company that conducts any business for which the Employee is uniquely qualified to serve as a member of senior management as a result of his service to the Company, which for purposes of this Agreement shall mean the following companies: C&S Wholesale Grocers, Inc., (or any subsidiary or Affiliated entity thereof) with respect to (i) the Company’s activities on the date hereof and/or (ii) any activities which the Company becomes involved in during the Employee’s term of employment; provided, however, that Employee’s ownership as a passive investor of less than five percent (5%) of the issued and outstanding stock of a publicly held corporation so engaged, shall not by itself be deemed to constitute such competition. Further, during such one-year period Employee shall not act to induce any of the Company’s vendors, customers or employees to take action that might be disadvantageous to the Company or otherwise disturb such party’s relationship with the Company.

(c)     Employee hereby acknowledges that Employee will treat as for the Company’s sole benefit, and fully and promptly disclose and assign to the Company without additional compensation, all ideas, information, discoveries, inventions and improvements which are based upon or related to any confidential information protected under Section 5(a) herein, and which are made, conceived or reduced to practice by Employee during Employee’s employment by the Company and within one year after termination thereof.  The provisions of this subsection (c) shall apply whether such ideas, discoveries, inventions, improvements or knowledge are conceived, made or gained by Employee alone or with others, whether during or after usual working hours, either on or off the job, directly or indirectly related to the Company’s business interests (including potential business interests), and whether or not within the realm of Employee’s duties.

(d)     Employee shall, upon request of the Company, but at no expense to Employee, at any time during or after employment by the Company, sign all instruments and documents and cooperate in such other acts reasonably required to protect rights to the ideas, discoveries, inventions, improvements and knowledge referred to above, including applying for, obtaining and enforcing patents and copyrights thereon in any and all countries.

(e)     The Employee recognizes that the possible restrictions on the Employee’s activities which may occur as a result of the Employee’s performance of the Employee’s obligations under Sections 5(a) and (b) of this Agreement are required for the reasonable protection of the Company and its investments, and the Employee expressly acknowledges that such restrictions are fair and reasonable for that purpose. The Employee acknowledges that money damages would not be an adequate or sufficient remedy for any breach of Sections 5(a) and (b), and that in the event of a breach or threatened breach of Sections 5(a) and (b), the Company, in addition to other rights and remedies existing in its favor, shall be entitled, as a matter of right, to injunctive relief, including specific performance, from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions of Sections 5(a) and (b). The terms of this Section 5(e) shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Employee. If any of the provisions of this Agreement are held to be in any respect an unreasonable restriction upon Employee then they shall be deemed to extend only over the maximum period of time, geographic area, and/or range of activities as to which they may be enforceable. The Employee expressly agrees that all payments and benefits due the Employee under this Agreement shall be subject to the Employee’s compliance with the provisions set forth in this Section 5.

(f)     Except with respect to any shorter term as expressly provided herein, this Section 5 shall survive the expiration or earlier termination of Employee’s relationship with the Company for a period of ten (10) years.

6.  Miscellaneous. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall to the full extent consistent with the law continue in force and effect.  This Agreement has been executed and delivered in the State of Rhode Island, and its validity, interpretation, performance, and enforcement shall be governed by the laws of said State.  This Agreement contains the entire understanding between the parties hereto and supersedes any and all prior agreements, oral or written, on the subject matter hereof between the Company and Employee, but it is not intended to, and does not, limit any prior, present or future obligations of the Employee with respect to confidentiality, ownership of intellectual property and/or non-competition which are greater than those set forth herein.

7. Section 409A.

(a)     It is intended that (i) each payment or installment of payments provided under this Agreement is a separate “payment” for purposes of Section 409A (“Section 409A”) of the Code, and (ii) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A, including those provided under Treasury Regulations 1.409A-1(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two (2) year exception) and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay). Notwithstanding anything to the contrary herein, if (i) on the date of the Employee’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), the Employee is deemed to be a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company, as determined in accordance with the Company’s “specified employee” determination procedures, and (ii) any payments to be provided to the Employee pursuant to this Agreement which constitute “deferred compensation” for purposes of Section 409A and are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six (6) months after the date of the Employee’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if sooner, the date of the Employee’s death. Any payments delayed pursuant to this Section 7(a) shall be made in a lump sum on the first day of the seventh month following the Employee’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if sooner, the date of the Employee’s death.

(b)    Notwithstanding any other provision herein to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of “deferred compensation” (as such term is defined in Section 409A and the Treasury Regulations promulgated thereunder) upon or following a termination of employment unless such termination is also a “separation from service” from the Company within the meaning of Section 409A and Section 1.409A-1(h) of the Treasury Regulations and, for purposes of any such provision of this Agreement, references to a “separation,” “termination,” “termination of employment” or like terms shall mean “separation from service.

(c)    Notwithstanding any other provision herein to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Section 409A and the Treasury Regulations promulgated thereunder be subject to offset by any other amount unless otherwise permitted by Section 409A of the Code.

(d)    Notwithstanding any other provision herein to the contrary, to the extent that any reimbursement (including expense reimbursements), fringe benefit or other, similar plan or arrangement in which the Employee participates during the Employee’s employment with the Company or thereafter provides for a “deferral of compensation” within the meaning of Section 409A and the Treasury Regulations promulgated thereunder, then such reimbursements shall be made in accordance with Treasury Regulations 1.409A-3(i)(1)(iv) including; (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to any reimbursement or in-kind benefit may not be subject to liquidation or exchange for another benefit.

(e)    For the avoidance of doubt, any payment due under this Agreement within a period following the Employee’s termination of employment, death, disability or other event, shall be made on a date during such period as determined by the Company in its sole discretion.

(f)    This Agreement shall be interpreted in accordance with, and the Company and the Employee will use their best efforts to achieve timely compliance with, Section 409A and the Treasury Regulations and other interpretive guidance promulgated thereunder, including without limitation any such regulations or other guidance that may be issued after the date of this Agreement. By accepting this Agreement, the Employee hereby agrees and acknowledges that the Company does not make any representations with respect to the application of Section 409A to any tax, economic or legal consequences of any payments payable to the Employee hereunder. Further, by the acceptance of this Agreement, the Employee acknowledges that (i) the Employee has obtained independent tax advice regarding the application of Section 409A to the payments due to the Employee hereunder, (ii) the Employee retains full responsibility for the potential application of Section 409A to the tax and legal consequences of payments payable to the Employee hereunder and (iii) the Company shall not indemnify or otherwise compensate the Employee for any violation of Section 409A that my occur in connection with this Agreement. The parties agree to cooperate in good faith to amend such documents and to take such actions as may be necessary or appropriate to comply with Section 409A of the Code.

(Next Page is Signature Page)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, intending the Agreement to become binding and effective as of the date and year first written above.

United Natural Foods, Inc.	Employee

By______________________	By_________________________
Name:___________________	Name: ______________________
Title:_____________________

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